KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Stockholders Approve Company Proposals at 2025 Annual Meeting

Board Composition Updated

KINGSTON, N.Y. — August 6, 2025 — Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced the results of its annual meeting of stockholders, which was held virtually today.

Voting Results
At the Annual Meeting, stockholders approved the following proposals:

1. The election of six directors, Meryl S. Golden, Thomas Newgarden, Floyd R. Tupper, William L. Yankus, Manmohan Singh, and Pranav Pasricha for a one-year term, to expire at the next annual meeting of stockholders.
2. The ratification of CBIZ CPAs P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.
3. The Company's executive compensation.
4. A frequency of every one year regarding the future advisory votes to approve the Company's executive compensation.

Changes to the Board of Directors
Carla D'Andre and Timothy McFadden have completed their service on Kingstone's Board of Directors, and Pranav Pasricha has been elected to the Board of Directors, effective immediately.

Meryl Golden, Chief Executive Officer at Kingstone, stated, "On behalf of the entire Company, I want to thank Carla and Tim for their dedicated service and leadership on our Board. Their insights, guidance, and deep industry experience have been instrumental in shaping our strategic direction and strengthening our governance. We are grateful for their many contributions and wish them all the best in their future endeavors. At the same time, we are excited to welcome Pranav to the Board. As an entrepreneurial leader with a strong track record of building insurance and technology companies, Pranav brings extensive experience in insurance and reinsurance that will provide invaluable perspective as we drive forward our long-term strategy."

Ms. D'Andre began her service on the Kingstone Board in 2017 and has more than 45 years of insurance industry experience and deep expertise in risk management. She served as Chair of the Board's Nominating and Corporate Governance Committee and former Finance Committee, contributing valuable leadership and oversight throughout her tenure. Ms. D'Andre also served as a member of the Board's Compensation Committee and former Corporate Sustainability and Risk Management Committee.

Mr. McFadden began his service on the Kingstone Board in 2018 and has decades of leadership experience in the insurance industry along with deep financial, regulatory, and legal expertise. He held key roles as Lead Independent Director, Chair of the Board's former Corporate Sustainability and Risk Management Committee and as a member of the Board's Nominating and Corporate Governance Committee, Audit Committee and Risk Committee.

Mr. Pasricha has served as Chief Executive Officer of BluePond.Ai, a GenAi-based property and casualty Insurtech company since October 2023. He has also served as Managing Partner of BluePond Capital, a family office incubating Insurtech startups, since August 2022. From January to June 2023, Mr. Pasricha was Entrepreneur in Residence for Point72 Hyperscale, a hedge fund and private equity investor. From August 2020 to December 2022, he served as Global Head, P&C Solutions for Swiss Re, a global reinsurance and insurance carrier. Furthermore, Mr. Pasricha served as Chief Executive Officer of IntellectSEEC, an insurance software company, from June 2014 to July 2020. He received his B.E. degree in Electronics and Communications from M.D. University, India and his M.B.A. from University of Otago, New Zealand. Mr. Pasricha also completed the Executive Program in Strategic IT from Northwestern University, Kellogg School of Management.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2024 was the 12th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@theequitygroup.com